SEVERANCE AGREEMENT


          THIS AGREEMENT made and entered into as of the 1st day of July, 1997 (the "Effective Date") by and between SWISS ARMY BRANDS, INC., a Delaware corporation, (hereinafter referred to as "SABI" or the "Company"), and STANLEY G. MORTIMER III (hereinafter referred to as "Mr. Mortimer").

          WHEREAS, Mr. Mortimer has served as an officer, director and/or employee of SABI since 1984;

          WHEREAS, Mr. Mortimer has resigned from the office of Executive Vice President of the Company and as a director of the Company effective May 23, 1997;

          WHEREAS, the Company desires to provide Mr. Mortimer with certain severance benefits; and

          WHEREAS, Mr. Mortimer desires to accept such benefits under the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1. SEVERANCE BENEFITS. The Company agrees to provide Mr. Mortimer with the following severance benefits:

          (a) Mr. Mortimer shall be paid the sum of two hundred fifty thousand dollars ($250,000.00), in a lump sum payment within seven (7) days of the termination of the waiting periods set forth in Section 13 hereof. All other compensation shall cease as of the Effective Date, and Mr. Mortimer shall thereafter not be entitled to the payment of any bonus (in respect of his employment in 1997 or otherwise), car allowance or any other amounts.

          (b) On the Effective Date, SABI shall cease to pay premiums to the Company's insurance carrier for medical and dental insurance for the benefit of Mr. Mortimer and his dependents. Mr. Mortimer shall have the option of continuing medical and dental coverage under COBRA at his sole expense.

          (c) The Company agrees to reimburse Mr. Mortimer for the purchase of a computer and related equipment in the amount of up to $3,000, payable upon receipt of appropriate invoices evidencing such expenditure by Mr. Mortimer.

          (d) The Company shall pay for outplacement services to be provided by Lee Hecht Harrison for Mr. Mortimer for a period of up to one year. The Company shall have no obligation to pay and Mr. Mortimer shall have no right to receive cash or other payment in lieu of such services.



          (e) SABI shall maintain phone, voicemail and secretarial services at SABI for Mr. Mortimer for a three (3) month period commencing on the Effective Date.


          (f) Pursuant to the Stock Option Agreements dated July 15, 1994 (the "July Option Agreement"), January 26, 1995 (the "January Option Agreement") and November 14, 1996 (the "November Option Agreement"), the Company granted to Mr. Mortimer options to purchase an aggregate of up to 60,000 shares of the Company's common stock. In order that Mr. Mortimer shall have until the close of business on February 1, 1998 to exercise such options that have vested by the termination of his employment hereunder, Section 7(c) of the July Option Agreement and Section 3(d) of the January Option Agreement and the November Option Agreement are hereby amended to read as follows:

               "If the employment of the Grantee shall be terminated and Grantee shall not have fully exercised the Option, the Option may be exercised to the extent that the Grantee's right to exercise the Option had accrued at the time of the termination of his employment and had not been previously exercised, at any time on or before the close of business on February 1, 1998 but may not be exercised in whole or in
          part  after  the  close  of   business   in   February  1,  1998."


          2. CONFIDENTIALITY. Mr. Mortimer will keep secret and will not, without the express written consent of the Company:

          (a) knowingly divulge or communicate to any third person, or use for the benefit of Mr. Mortimer or any third person, any trade secrets or privileged, proprietary or confidential information used or owned by the Company or any affiliate or disclosed to or learned by him in the course of his employment by the Company including, without limitation, non-public information concerning products, profitability, the identity of, and information relating to dealings with customers and suppliers; or

          (b) retain for the benefit of himself or any third person any document or paper used or owned by the Company or any affiliate or coming into his possession in the course of his employment by the Company or make or cause to be made any copy, abstract, or summary thereof.

          3. REMEDIES. Because the Company does not have an adequate remedy at law to protect its interest in its trade secrets, confidential information and similar commercial assets, Mr. Mortimer agrees that any breach or threatened breach of any provision of this Agreement relating to confidentiality shall entitle the Company, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without the posting of any bond or any security.

          4. RELEASE. Mr. Mortimer, for him and for his successors and assigns, does hereby fully and completely RELEASE, ACQUIT and FOREVER DISCHARGE SABI, and its affiliates, subsidiaries or other related entities as well as its shareholders, officers, directors, employees or agents, from any and all claims, debts, demands, actions, causes of action, suits, sums of money, contracts, agreements, judgements and liabilities, including attorney's fees, whatsoever, both in law and in equity ("claims") of any kind and any character that he ever had, might now or hereafter have, or could have had, whether in contract, tort or otherwise, including specifically any claims of discrimination that he may claim in connection with his employment or the termination thereof. This includes but is not limited to, claims arising under the federal, state or local laws prohibiting discrimination on the basis of one's sex, race, age, disability, national origin, color or religion, or other reason forbidden by federal, state or local laws or claims growing out of any legal restrictions on SABI's right to terminate its employees. This also specifically includes the waiver of any rights or claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.). It is also understood that the execution of this Agreement shall be construed as a release and covenant not to sue, that Mr. Mortimer will not sue SABI or any subsidiary, affiliate, officer, director, employee or committee thereof, or file any claims of any sort with any administrative agency for anything arising out of his employment, and the terms of this Agreement supersede any and all other agreements relating to his employment whether written or oral.

          5. CONFIRMATION OF RESIGNATION. Mr. Mortimer acknowledges, confirms and agrees that (i) effective May 23, 1997, he resigned from any and all positions held as an officer and director of SABI and all of SABI's subsidiaries and (ii) he resigns as an employee of SABI and its subsidiaries as of the date hereof.

          6. SPLIT DOLLAR LIFE INSURANCE. On the Effective Date, SABI shall cease payments to any split dollar life insurance policies paid for by SABI for the benefit of Mr. Mortimer. Mr. Mortimer shall have the right to repay SABI within ninety days of the Effective Date an amount equal to the cash surrender value of such policies and to continue such policies at his sole expense. If Mr. Mortimer elects not to repay such amount, he shall promptly execute any and all instruments that may be required to relinquish his interest in and terminate such policies.

          7. ADVICE OF COUNSEL. SABI encourages Mr. Mortimer to carefully review the terms of this Agreement and, if he wishes, to seek advise and counsel from an attorney before signing this Agreement.

          8. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.


          9. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, or sent by electronic transmission and confirmed by mail within two business days of such transmission, as follows:
                                    (a)     If to Mr. Mortimer:
                                            Mr. Stanley G. Mortimer III
                                            117 East 72nd Street
                                            New York, New York  10021

                                    (b)     If to SABI:
                                            Swiss Army Brands, Inc
                                            One Research Drive
                                            Shelton, Connecticut 06484

          Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

          10. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreement, understandings, commitments and practices between them respecting the subject matter hereof. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

          11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut with respect to agreements made and to be performed wholly therein.

          12. ASSIGNMENT. This Agreement is personal and non-assignable by Mr. Mortimer. It shall inure to the benefit of, and be the valid and binding obligation of, any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

          13. PERIOD TO REVIEW AND REVOKE. After Mr. Mortimer has had the chance to review this Agreement and to consult with his attorney, if he wishes, he should sign the Agreement and the Acknowledgement, attached hereto as Exhibit A, and return them to SABI within 22 days.

          After Mr. Mortimer has executed and delivered this Agreement, he shall have seven (7) days following the date of execution during which time he may revoke this Agreement, provided, however, that, if he elects to return an executed copy of the document to SABI before the expiration of 22 days from the date hereof, he may revoke this Agreement at any time before the later to occur of seven (7) days following the date of execution or 22 days after the date hereof. If SABI does not receive a written revocation from Mr. Mortimer, or his attorney, prior to the expiration of the period in which he may revoke this Agreement, this Agreement will become effective on the date after the expiration of the applicable revocation period.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


                                              /s/ Stanley G. Mortimer III
                                              Stanley G. Mortimer III



                                              SWISS ARMY BRANDS, INC.



                                              By:/s/ J. Merrick Taggart
                                              Title:  President